SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 -------------

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                         (Amendment No.            )


                              CROSS COUNTRY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   22748P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)
          [_]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)

CUSIP No. 22748P105                   13G                    Page 2  of 5  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Charterhouse Equity Partners III, L.P.
     52-2047386

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           12,575,475
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,575,475
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         12,575,475
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,575,475
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,575,475

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     39.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     PA

________________________________________________________________________________

ITEM 1(a).     NAME OF ISSUER:

               Cross Country, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               6551 Park of Commerce Blvd., N.W.
               Suite 200
               Boca Raton, FL  33487

ITEM 2(a).     NAME OF PERSON FILING:

               Charterhouse Equity Partners III, L.P.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               1105 N. Market Street
               Suite 1300
               Wilmington, DE  19899

ITEM 2(c).     CITIZENSHIP:

               Delaware

ITEMS 2(d).    TITLE OF CLASS OF SECURITIES:

               Common Stock, $.0001 par value

ITEM 2(e).     CUSIP NUMBER:

               22748P105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

ITEM 4.        OWNERSHIP
               (a)  Amount beneficially owned:
                    12,575,475 shares of Common Stock, $.0001 par value

               (b)  Percent of class:
                    39.1%

               (c)  Number of shares as to which person has:

                    (i)   Sole power to vote or to direct the vote                   12,575,475
                    (ii)  Shared power to vote or direct the vote                    12,575,475
                    (iii) Sole power to dispose or to direct the disposition of      12,575,475
                    (iv)  Shared power to dispose or to direct the disposition of    12,575,475

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP
               Not Applicable.

ITEM 10.       CERTIFICATION
               Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2002                CHARTERHOUSE EQUITY PARTNERS III, L.P.

                                        By:  CHUSA Equity Investors III, L.P.,
                                             general partner

                                             By:  Charterhouse Equity III, Inc.,
                                                  general partner


                                        By:  /s/ Lori A. Livers
                                           -------------------------------------
                                        Name:  Lori A. Livers
                                        Title: Senior Vice President